Exhibit 10.37
WEBPAGE DEVELOPMENT AND HOSTING AGREEMENT
This WEBPAGE DEVELOPMENT AND HOSTING AGREEMENT (“Agreement”) is entered into effective as of February 1, 2008 (“Effective Date”) by and between QUEPASA CORPORATION, a Nevada corporation (“Developer”) and BRC GROUP, LLC, a California limited liability company (“BRC”) and ALIANZA DE FUTBOL, L.L.C., a Texas limited liability company (“ALIANZA”). ALIANZA and BRC shall collectively be referred to herein as (“BRC/ALIANZA”). Developer and BRC/ALIANZA may also be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
Recitals
A. BRC/ALIANZA is currently the registered owner of the domain names alianzadefutbol.net and alianzadefutbol.com (individually and collectively, “Domain Names”).
B. Developer is in the business of website design, development and hosting.
C. BRC/ALIANZA desires to retain Developer to host and maintain an online social networking community for BRC/ALIANZA to be hosted on Developer’s website at www.quepasa.com where ALIANZA members can go to: (i) access ALIANZA tournament information; (ii) create a profile; (iii) upload photographs; and (iv) upload videos. Such online community, including wherever Content resides and wherever users interact online with respect to ALIANZA, shall be referred to herein as the “Webpage”.
D. Developer desires to design, develop, host and maintain the Webpage on Developer’s www.quepasa.com website.
NOW, THEREFORE, in consideration of the promises, terms and conditions set forth herein and other valuable consideration, the sufficiency of which is hereby acknowledged by the Parties, Developer and BRC/ALIANZA hereby agree as follows:
Agreement
1. Incorporation of Recitals. The Parties agree that the foregoing recitals are accurate and are incorporated in this Agreement by this reference.
2. Definitions. The capitalized terms set forth in this Agreement and not defined elsewhere herein shall have the meanings set forth below:
2.1. “BRC/ALIANZA Content” means all data, text, pictures, sound, graphics, logos, marks, symbols, video, and other materials supplied by BRC/ALIANZA to Developer under this Agreement.

2.2. “BRC Loan Documents” means that certain Promissory Note in the principal amount of Six Hundred Thousand Dollars ($600,000), Loan Agreement, Right of Purchase and Right of First Refusal Agreement, and an Equity Interests Purchase Warrant, each dated March 10, 2008, between BRC Group, LLC and Developer.
2.3. “Developer Content” means all data, text, pictures, sound, graphics, logos, marks, symbols, video, and other materials supplied by Developer under this Agreement.
2.4. “Developer Tools” means any and all tools, both in object code and source code form, that Developer has already developed or that Developer independently develops or licenses from a third party. By way of example, Developer Tools may include, without limitation, toolbars for maneuvering between pages, search engines, Java applets, and ActiveX controls.
2.5. “Host Facility” means Developer’s Internet-based data center and network.
2.6. “Intellectual Property Rights” means, on a worldwide basis, any and all now known or hereafter known tangible and intangible (a) rights associated with works of authorship including, without limitation, copyrights, moral rights, and mask-works, (b) trademark and trade name rights and similar rights, (c) trade secret rights, (d) patents, designs, algorithms, and other industrial property rights, (e) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license, or otherwise, and (f) all registrations, initial applications, renewals, extensions, continuations, divisions, or reissues thereof now or hereafter in force (including any rights in any of the foregoing).
2.7. “User Content” means all data, text, pictures, sound, graphics, logos, marks, symbols, video, and other materials provided by Webpage users.
2.8. “Work Product” means all HTML files, Java files, graphics files, animation files, data files, technology, scripts, and programs, both in object code and source code form, all documentation, and all other items and information, whether tangible or intangible and in whatever form or media, created, written, conceived, made, or discovered by Developer or any Developer personnel in connection with the performance of this Agreement.
3. Webpage Development.
3.1. Redirection of Domain Names. BRC/ALIANZA shall, on or before the date set forth in Exhibit “A,” redirect the uniform resource locators for the Domain Names to Developer’s website at www.quepasa.com.
3.2. Design Document. Beginning on or before February 1, 2008, Developer shall, after consultation with BRC/ALIANZA, use Developer’s commercially reasonable efforts to develop and deliver to BRC/ALIANZA, on or before the date set forth in Exhibit “A,” attached hereto and incorporated herein by reference (“Delivery Date”), a written document that describes the content and functionality of the Webpage, advertising and other obligations of the Parties in connection with this Agreement (“Design Document”). BRC/ALIANZA shall have ten (10) business days from the Delivery Date to approve or reject the Design Document. If BRC/ALIANZA rejects the Design Document, BRC/ALIANZA shall specify in writing the reasons for rejecting the Design Document and Developer shall use commercially reasonable efforts to modify and submit a final version of the Design Document in accordance with BRC/ALIANZA’s written comments.

3.3. Development Services. Upon BRC/ALIANZA’s approval of the final Design Document, Developer shall use commercially reasonable efforts to develop the Webpage according to the specifications set forth in the Design Document and to make available the Webpage to BRC/ALIANZA and the public pursuant to the timeline set forth in Exhibit “A.”
3.4. Change Orders. If at any time after receipt of Developer’s notice that the Webpage is publicly accessible, BRC/ALIANZA desires to modify the Webpage, other than for maintenance as set forth in Section 4 of this Agreement, BRC/ALIANZA shall notify Developer in writing and the Parties shall agree in writing to the terms and conditions regarding any such modifications to be made by Developer to the Webpage.
3.5. Accessibility of Webpage During Development. During the construction and development of the Webpage, the Webpage shall be accessible to BRC/ALIANZA. Until Developer receives BRC/ALIANZA’s written approval of the Webpage, as provided in Exhibit “A,” the Webpage shall not be accessible to third party users.
3.6. Content. Developer agrees to create or otherwise obtain rights to all Developer Content. BRC/ALIANZA shall from time to time provide BRC/ALIANZA Content to Developer for inclusion in the Webpage and access to Developer to BRC/ALIANZA databases. Developer shall coordinate the placement of all advertising and BRC/ALIANZA Content on the Webpage and shall provide and have the exclusive right to provide all statistical tracking for the Webpage.
3.7. Additional Services. Developer may provide additional media services for the Webpage, as set forth in Exhibit “B,” attached hereto and incorporated herein by reference, upon written notice from BRC/ALIANZA specifying BRC/ALIANZA’s election to receive such additional media services and the level of additional media services to be provided. The Parties shall amend this Agreement to reflect the terms and conditions regarding any such additional media services.
4. Maintenance. Unless this Agreement is terminated by either Party prior to the expiration of the term pursuant to the terms of Section 9 below, Developer shall have the exclusive right and responsibility to maintain the Webpage for the term of this Agreement. Maintenance services shall include updating or correcting: Developer Content, BRC/ALIANZA Content, proprietary notices, policies and procedures, and advertising on the Webpage. Maintenance services do not include, without limitation, any redesign of the Webpage, adding new functionality or creating new content. Developer has the exclusive right and responsibility to perform all maintenance services to and for the Webpage.

5. Hosting; Webpage Availability.
5.1. Hosting Services. Commencing on the Webpage Launch Date, as set forth in Exhibit A, Developer shall host, maintain, and manage the Webpage, including access thereto, and install and maintain the equipment by which the Webpage is being operated, all as more fully described as follows:
a. Internet Access. Developer shall be solely responsible, at Developer’s expense, for acquiring, handling, maintaining, and executing any agreements for Internet access necessary to make the Webpage available on the Internet for access by BRC/ALIANZA and the Webpage users in accordance with this Agreement.
b. Webpage Back-Up. Developer shall maintain back-up copies of the Webpage in accordance with Developer’s policies and procedures.
c. Host Facility. The Host Facility (including, but not limited to, the equipment used to perform the hosting services as set forth in this Section 5) shall be secured, operated and maintained in accordance with Developer’s policies and procedures.
d. Technology Refreshing. Developer shall, at no additional cost to BRC/ALIANZA, apply developments, versions and updates of Internet-related technology (individually and collectively, “Developments”) obtained or otherwise adopted by Developer during the term of this Agreement to the Webpage to the extent such Developments may be incorporated in the Webpage.
e. Webpage Capacity. Developer shall employ commercially reasonable efforts to provide hosting capacity to achieve or exceed the service levels agreed upon by the Parties in the Design Document. BRC/ALIANZA agrees to use reasonable efforts to cooperate with Developer to forecast and anticipate increases in Webpage traffic due to marketing events or other special circumstances that could change the rate of Webpage usage typically observed under normal Webpage operation.
5.2. Downtime.
a. Unless this Agreement is terminated by Developer prior to the expiration of the term, Developer shall use commercially reasonable efforts to make the Webpage available twenty-four (24) hours per day, seven (7) days per week for the term of this Agreement. BRC/ALIANZA agrees that from time to time the Webpage may be unavailable for, but not limited to, the following reasons: (a) equipment malfunction; (b) periodic maintenance procedures or repairs; or (c) causes beyond the control of Developer, including interruption or failure of telecommunication or digital transmission links or hostile network attacks (individually and collectively, “Downtime Event”). Developer shall provide at least twenty-four (24) hours’ advance written notice to BRC/ALIANZA regarding any scheduled Downtime Event. Developer shall notify Webpage users of any scheduled Downtime Event by placing a written notice on the Webpage at least twelve (12) hours prior to any scheduled Downtime Event or, if possible, within thirty (30) minutes after Developer receives notice of any unscheduled Downtime Event. Developer shall use commercially reasonable efforts to repair and/or restore the Webpage as quickly as possible.

b. In the event that the Webpage in unavailable for five (5) consecutive days, BRC/ALIANZA shall have the right to terminate this Agreement upon written notice to Developer, which notice shall be accompanied by payment in full of any amounts outstanding under the Loan Agreement dated March 10, 2008 between the Parties. In the event of such termination, the provisions of Section 9.2 shall apply.
c. OTHER THAN AS SET FORTH IN THIS AGREEMENT, DEVELOPER MAKES NO REPRESENTATION OR WARRANTY RELATED TO UPTIME, THE SECURITY OF THE WEBPAGE, OR VULNERABILITY OF THE WEBPAGE TO ANY ATTACK OR OTHER MALICIOUS, HARMFUL OR DISABLING DATA, WORK, CODE OR PROGRAM.
6. Consideration.
6.1. Consideration. In exchange for Developer’s services provided to and on behalf of BRC/ALIANZA under this Agreement, BRC/ALIANZA hereby agrees that Developer shall be named the official sponsor the 2008 National Alianza Tournament (“Tournament”) and shall receive the promotional opportunities set forth in Exhibit “C,” attached hereto and incorporated herein by reference. The Parties agree that the sponsorship and promotional opportunities have a value of Three Hundred Thousand and No/100 Dollars ($300,000).
6.2. Advertising Revenue.
a. As part of the Design Document, the Parties shall agree upon the parameters of advertising to be sold on the Webpage, including pricing, package elements, and terms and conditions. Developer and BRC/ALIANZA shall each use commercially reasonable efforts to sell advertising on the Webpage, provided, however, that the Parties shall agree upon an advertising plan to be set forth in the Design Document and shall further communicate regularly to avoid duplication of efforts and sales to competing companies. Both Parties must consent to each advertiser on the Webpage. Each Party agrees to provide written notice to the other Party concerning the identity of each proposed advertiser for the other Party’s approval, which approval shall not be unreasonably withheld. Each Party will be deemed to have approved the advertiser(s) set forth in the other Party’s written notice, unless the noticed Party provides the other Party with written notice to the contrary within ten (10) days from the date of the noticing Party’s written notice. The Parties shall not sell any advertising which extends beyond the term of this Agreement. Each Party shall be responsible for its own costs and expenses incurred in connection with advertising sales, including sales commissions. Any information related to an advertiser shall be owned by the Party that sold the advertisement.

b. Developer and BRC/ALIANZA agree to share equally in all gross revenue generated from online advertising related to the Webpage. Gross revenues shall include monies generated from all online Webpage advertising, whether secured by BRC/ALIANZA or Developer, during the term of this Agreement and shall be calculated prior to deduction of sales commissions, taxes or other expenses. Notwithstanding the foregoing, any sponsors secured by BRC/ALIANZA prior to the Effective Date of this Agreement, as set forth in the Design Document, shall be entitled to run agreed upon banner advertisement campaigns on the Webpage without charge.
c. Each Party shall be solely responsible for the collection and accounting of all revenue generated as a result of advertising on the Webpage attributable to the advertising sold by that Party. Each Party agrees to reasonably cooperate with and assist the other Party with the collection of advertising fees as may be requested by the other Party from time to time during the term of this Agreement. Each Party shall provide the other Party with monthly reports with respect to all revenue which it receives and shall remit to the other Party its share of such revenue within fifteen (15) days of the end of the month in which such revenue was received.
6.3. Expenses. Developer shall be liable for the payment of all expenses arising from or in connection with Developer’s services provided under this Agreement, including, without limitation, expenses for facilities, computer hardware and equipment, software, utilities, Developer Content licenses and permissions, Internet and/or telecommunications charges, management, administrative services and supplies. Notwithstanding the foregoing, Developer shall not be liable for expenses related to any change orders pursuant to Section 3.4 or for expenses related to any development or design service not included in the original Design Document or for services that are excluded from maintenance as set forth in Section 4.
6.4. Reporting. Developer shall provide to BRC/ALIANZA written reporting regarding user traffic, impressions, page views, video creation and storage and other relevant statistics related to the functionality offered in the Webpage on a monthly basis. If and when Developer adopts web-based technologies for reporting, Developer shall offer BRC/ALIANZA the opportunity to obtain such reports electronically.
6.5. Audit Rights. Each Party shall maintain complete and accurate records with respect to the calculation of all payments received by that Party for advertising, sponsorship or other benefits sold by that Party with respect to the Webpage. Each Party shall have the right, at its expense, to audit the other Party’s books and records for the purpose of verifying and tracking payment amounts due to the Party under the terms of this Agreement. Any audits made pursuant to this Section 6.5 shall be made not more than once per year, on not less than ten (10) days prior written notice, during regular business hours, by auditors reasonably acceptable to the Party whose records are to be audited. If the auditor’s figures reflect payment due under this Agreement other than those reported by the reporting Party, then the reporting Party shall pay the amount owed (if such amount is higher than reported), or the auditing Party shall reimburse the reporting Party for the difference (if such amount is lower than reported), as the case may be. In addition, for any audit performed hereunder, if the auditor’s figures vary by more than ten percent (10%) from the figures provided by the reporting Party, then the reporting Party shall pay the reasonable expenses incurred by the auditing Party for the audit.

7. Intellectual Property Issues.
7.1. Licenses by BRC/ALIANZA.
a. BRC/ALIANZA hereby grants Developer a non-transferable, non-exclusive, royalty-free (except as provided herein), worldwide license to publicly display, publicly perform, transmit, modify, distribute and reproduce BRC/ALIANZA Content for the term of this Agreement for the purpose of Developer performing its obligations hereunder. Developer shall NOT be responsible for obtaining any necessary permissions or authorizations for BRC/ALIANZA Content or Developer’s access to and use of the databases.
b. BRC/ALIANZA hereby grants to Developer a non-transferable, non-exclusive, world-wide, royalty-free right and license to use the trademarks set forth in the Design Document for the term of this Agreement in connection with the Webpage and in and on Developer’s promotional materials and websites, subject to the prior written approval of BRC/ALIANZA in each case, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, where Developer requests approval, such approval shall be deemed to be granted by BRC/ALIANZA, if BRC/ALIANZA does not respond in writing to the contrary within ten (10) days from the date Developer requested approval.
7.2. Ownership of Work Product. The Work Product is and shall remain the sole and exclusive property of Developer and Developer shall retain all Intellectual Property Rights therein.
7.3. Ownership of Content and Webpage. As between the Parties, all BRC/ALIANZA Content shall at all times remain the sole and exclusive property of BRC/ALIANZA or its licensors, which shall retain all Intellectual Property Rights therein. Developer shall have no rights in such BRC/ALIANZA Content other than the limited right to use it for the purposes expressly set forth in this Agreement. As between the Parties, all Developer Tools, Work Product, and Developer Content shall at all times remain the sole and exclusive property of Developer or its licensors, which shall retain all Intellectual Property Rights therein. As between the Parties, User Content and all other user data and information shall be co-owned by the Parties. Upon termination of this Agreement, Developer shall provide to BRC/ALIANZA for BRC/ALIANZA’s use the names and email addresses of all BRC/ALIANZA Webpage members and a copy of all User Content.
7.4. Domain Name Ownership; Statistical Data. BRC/ALIANZA shall retain all right, title and interest in the BRC/ALIANZA Domain Names, unless otherwise transferred to Developer under a separate agreement. Developer shall retain all right, title and interest to all statistical data generated through statistical tracking of the Webpage.

7.5. Retention of Rights by BRC/ALIANZA. Subject to Developer’s rights as set forth in this Agreement, BRC/ALIANZA shall have the right to grant other online rights, except for a social networking content related page, with respect to BRC, ALIANZA, and/or the Tournament to third parties in its discretion.
8. Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years, unless earlier terminated by either Party pursuant to the terms of Section 9 below.
9. Termination.
9.1. Termination for Cause.
a. By BRC/ALIANZA. If Developer fails to perform any of its material obligations under this Agreement and such breach continues for a period of thirty (30) days following Developer’s receipt of written notice from BRC/ALIANZA specifying such breach, BRC/ALIANZA shall have the right to terminate this Agreement upon delivery of written notice of termination to Developer (“Termination Notice”). If the breach specified in BRC/ALIANZA’s Termination Notice is curable but of a nature such that it cannot be cured through the exercise of reasonable diligence within the thirty (30) day cure period, the cure period shall be extended to a period as is reasonable (but in no event more than 90 days) to cure the breach.
b. By Developer. If BRC/ALIANZA fails to perform any of its material obligations under this Agreement, including, without limitation, agreeing to the terms of the final Design Document submitted by Developer pursuant to Section 3.2 above, or breaches any other term or condition of this Agreement or any other agreement executed by and between the Parties, including, without limitation, any uncured default under the BRC Loan Documents, Developer may immediately terminate this Agreement upon delivery of written notice to BRC/ALIANZA, in addition to seeking any and all other remedies available to Developer.
9.2. Effect of Termination. Upon any expiration or early termination of this Agreement, the following shall apply:
a. Except for a termination under Section 9.1(b) for a breach by BRC/ALIANZA, Developer shall, at no cost to BRC/ALIANZA: (a) return to BRC/ALIANZA all BRC/ALIANZA Content within ten (10) business days following the termination or expiration date of this Agreement; (b) immediately on the date that the Webpage is no longer publicly accessible, and for a period of ninety (90) days thereafter, maintain the Webpage’s URL and, at such URL, provide one (1) page (including a hypertext link) that BRC/ALIANZA may use to direct its users to its new webpage or some other URL of BRC/ALIANZA’s choosing; as BRC/ALIANZA may request and transferring all operations of the Webpage to a new provider chosen by BRC/ALIANZA.

b. Subject to the terms of Section 9.2(c) below, within thirty (30) days from the expiration or termination date of this Agreement, each Party shall deliver a final accounting of all advertising revenues received and due to the other Party, but not yet paid to the other Party (“Advertising Amounts Due”), along with payment of all Advertising Amounts Due to the other Party.
c. Upon termination by Developer under Section 9.1(b) for a breach by BRC/ALIANZA, BRC/ALIANZA shall have no right to any share of advertising revenues received by Developer after the termination date for any and all advertising placed on the Webpage after the termination date. Developer shall have the right in its discretion to maintain the Webpage, including BRC/ALIANZA Content, User Content, BRC/ALIANZA Confidential Information and all Intellectual Property Rights and other rights arising from or in connection thereto until February 1, 2011, to sell advertising on the Webpage subject to BRC/ALIANZA’s consent rights set forth in Section 6.2(a) and BRC/ALIANZA’s sponsors’ rights set forth in Section 6.2(b), and to retain all advertising revenues arising from or in connection with the Webpage. Developer shall take the steps set forth in 9.2(a) upon the earlier of February 1, 2011 or the date Developer no longer maintains the Webpage.
d. Each Party shall promptly return to the other all Confidential Information and other materials owned by or licensed to the other in such Party’s direct or indirect possession or control. Notwithstanding the foregoing, this Section 9.2(d) shall not apply if Developer terminates this Agreement under Section 9.1(b), and Developer shall have the right to retain BRC/ALIANZA Confidential Information until the later of February 1, 2011 or the date Developer no longer maintains the Webpage.
10. Confidential Information.
10.1. Protection of Confidential Information. Each Party (“Disclosing Party”) may from time to time during the term of this Agreement disclose to the other Party (“Receiving Party”) certain non-public information regarding the Disclosing Party’s business, including technical, marketing, member, financial, personnel, vendor and sponsor, planning, statistical and other information (collectively, “Confidential Information”). The Disclosing Party shall mark all such Confidential Information in tangible form with the legend “Confidential,” “Proprietary” or a similar legend. With respect to Confidential Information disclosed orally, the Disclosing Party shall describe such Confidential Information as such at the time of disclosure and shall confirm such Confidential Information in writing within thirty (30) days after the date of oral disclosure. Except as expressly permitted by this Agreement, the Receiving Party shall not disclose the Confidential Information of the Disclosing Party and shall protect the Confidential Information of the Disclosing Party using the same degree of care the Receiving Party ordinarily uses with respect to its own Confidential Information, but in no event with less than reasonable care. The Receiving Party shall not use the Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement, and shall limit disclosure of Confidential Information of the Disclosing Party to the employees, contractors or agents of the Receiving Party who have a need to know such Confidential Information for the purposes of this Agreement and who are, with respect to the Confidential Information of the Disclosing Party, bound in writing by confidentiality terms no less restrictive than those contained in this Agreement. The Receiving Party shall provide copies of such written agreements to the Disclosing Party upon request; provided, however, that such agreements shall themselves be deemed the Confidential Information of the Receiving Party.

10.2. Exceptions. Notwithstanding anything herein to the contrary, Confidential Information shall not include any information that: (a) was already lawfully known to the Receiving Party at the time of disclosure by the Disclosing Party as reflected in the written records of the Receiving Party; (b) was or has been disclosed by the Disclosing Party to a third party without obligation of confidence; (c) was or becomes lawfully known to the general public without breach of this Agreement; (d) is independently developed by the Receiving Party without access to, or use of, the Confidential Information; (e) the Disclosing Party approves in writing a written request of the Receiving Party to disclose certain Confidential Information; (f) was required to be disclosed in order for the Receiving Party to enforce its rights under this Agreement; or (g) is required to be disclosed by law or by the order of a court or similar judicial or administrative body; provided, however, that the Receiving Party shall notify the Disclosing Party of such requirement immediately and in writing, and shall cooperate reasonably with the Disclosing Party, at the Disclosing Party’s expense in obtaining a protective or similar order with respect to the Confidential Information.
10.3. Return of Confidential Information. The Receiving Party shall return to the Disclosing Party, destroy or erase all Confidential Information and materials containing or referencing the Confidential Information of the Disclosing Party: (a) upon the written request of the Disclosing Party, or (b) subject to Developer’s rights under Section 9.2(c),upon the expiration or termination of this Agreement, whichever comes first, and in both cases, the Receiving Party shall certify promptly and in writing that the Receiving Party has done so.
11. BRC/ALIANZA Covenants, Representations and Warranties. BRC/ALIANZA covenants and represents and warrants, for the benefit of Developer, as of the Effective Date and throughout the term of this Agreement:
11.1. Power and Authority. The individual executing this Agreement on behalf of BRC/ALIANZA is fully authorized to do so and has the power and authority to enter into and bind BRC/ALIANZA to perform all of BRC/ALIANZA’s obligations under this Agreement.
11.2. No Conflict. BRC/ALIANZA is under no, and will not enter into any, obligation, agreement or restriction that would in any way interfere or conflict with BRC/ALIANZA’s obligations or the consideration to be provided to Developer under this Agreement.
11.3. Ownership Rights. BRC/ALIANZA is the author, owner or licensee of all BRC/ALIANZA Content, , Confidential Information and the Domain Names provided to Developer under this Agreement and BRC/ALIANZA has all necessary right, title and interest to assign or license all intellectual and other property rights in and to such content, Confidential Information and Domain Names to Developer as set forth in this Agreement.

11.4. Domain Names. BRC/ALIANZA is solely responsible for the maintenance of the registration of the Domain Names and the redirection of the uniform resource locators for the Domain Names to Developer’s website at www.quepasa.com.
11.5. Compliance with Laws. All BRC/ALIANZA Content, database, information, Confidential Information and Domain Names comply with all applicable international, national and local laws and regulations, including, without limitation, those pertaining to intellectual property rights, unfair competition, defamation, false advertising and anti-discrimination and that the content provided by BRC/ALIANZA shall not contain any material which is illegal, immoral, vulgar, obscene, indecent, pornographic, harassing, or intimidating.
12. Developer Covenants, Representations and Warranties. Developer covenants and represents and warrants, for the benefit of BRC/ALIANZA, as of the Effective Date and throughout the term of this Agreement that the individual executing this Agreement on behalf of Developer is fully authorized to do so and has the power and authority to enter into and bind Developer to perform all of Developer’s obligations under this Agreement.
13. Disclaimer of Warranties. BRC/ALIANZA ACCEPTS THE WEBPAGE ON AN “AS IS” BASIS. DEVELOPER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE WEBPAGE, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY. DEVELOPER DOES NOT WARRANT THAT THE WEBPAGE WILL BE SECURE, ERROR-FREE, FREE FROM ATTACK, VIRUSES, WORMS, OR OTHER MALICIOUS CODE, OR AVAILABLE ON DEMAND. DEVELOPER SHALL NOT BE LIABLE FOR ANY DAMAGES WHATSOEVER ARISING OUT OF THE CREATION, HOSTING OR MAINTENANCE OF THE WEBPAGE. BRC/ALIANZA UNDERSTANDS AND AGREES THAT DEVELOPER SHALL NOT BE RESPONSIBLE FOR STORAGE AND BACK-UP OF THE WEBPAGE AND THAT DEVELOPER SHALL NOT BE RESPONSIBLE OR LIABLE FOR ANY CONTENT PROVIDED BY BRC/ALIANZA OR POSTED ON THE WEBPAGE BY THIRD PARTY USERS.
14. Limitation of Liability. DEVELOPER SHALL NOT BE LIABLE TO BRC/ALIANZA, ITS DIRECTORS, OFFICERS, MEMBERS, MANAGERS, EMPLOYEES, CONTRACTORS, AGENTS, REPRESENTATIVES, INSURERS, GUARANTORS, AFFILIATES, USERS OR SUCCESSORS OR ASSIGNS, FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS OR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. BRC/ALIANZA UNDERSTANDS AND AGREES THAT, OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BRC/ALIANZA’S SOLE REMEDY UNDER THIS AGREEMENT WILL BE CORRECTION OF THE WEBPAGE CONTENT OR DEVELOPER’S COMMERCIALLY REASONABLE EFFORTS TO RESTORE FUNCTIONALITY TO THE WEBPAGE.

15. Indemnification and Insurance.
15.1. Indemnification By BRC/ALIANZA. BRC/ALIANZA agrees to indemnify, defend and hold Developer and its affiliates, members, managers, officers, directors, employees, contractors, agents and representatives harmless for, from and against any and all losses, threats, claims, demands, actions, judgments, obligations, suits, liabilities, costs, or other damages, including, without limitation, reasonable attorneys’ fees, expert witness fees, costs of court and other expenses, resulting from or in connection with any claims by third parties or liabilities or damages related to: (i) any intellectual property claims, including, without limitation, any BRC/ALIANZA Content; (ii) any breach by BRC/ALIANZA of this Agreement, including, without limitation, any covenants, representations or warranties made herein; and (iii) any negligence or willful misconduct of BRC/ALIANZA with respect to this Agreement or the performance hereof. Developer shall give BRC/ALIANZA prompt written notice of each known claim and tender to BRC/ALIANZA the defense or settlement of each claim at the BRC/ALIANZA’s expense.
15.2. Indemnification By Developer. Developer agrees to indemnify, defend and hold BRC/ALIANZA and its affiliates, members, managers, officers, directors, employees, contractors, agents and representatives harmless for, from and against any and all losses, threats, claims, demands, actions, judgments, obligations, suits, liabilities, costs, or other damages, including, without limitation, reasonable attorneys’ fees, expert witness fees, costs of court and other expenses, resulting from or in connection with any claims by third parties or liabilities or damages related to: (i) any breach by Developer of this Agreement, including, without limitation, any covenants, representations or warranties made herein; and (ii) any negligence or willful misconduct of Developer with respect to this Agreement or the performance hereof.. BRC/ALIANZA shall give Developer prompt written notice of each known claim and tender to Developer the defense or settlement of each claim at the Developer’s expense.
15.3. Insurance. Each Party, during the term of this Agreement and for a period of no less than three (3) years from the termination or expiration date of this Agreement, shall carry comprehensive general liability insurance with minimum limits of One Million Dollars (US$1,000,000) for each occurrence, bodily injury and/or property damage plus excess liability insurance to a minimum of Two Million Dollars ($2,000,000) for each occurrence or such Party’s standard insurance limits, whichever is greater, and shall have the other Party designated as an additional insured thereunder. Each Party shall send a certificate from its insurance company to the other confirming that such insurance meets the requirements of this Section 15.3.

16. Notices. Any notice given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, facsimile, first class mail, or courier service, postage prepaid, to the Party to which such notice is given at the respective address set forth below, or at such other address as a Party may designate from time to time during the term of this Agreement by notice given to the other Parties pursuant to this Section 16. Notices shall be effective upon confirmation of receipt, or, if applicable, within seventy-two (72) hours of mailing.

If to Developer:	7550 E. Redfield Road, Suite A Scottsdale, Arizona 85260 Attn: Facsimile:

If to BRC:	425 2nd Street, Suite 505 San Francisco, California 94107 Attn: Facsimile:

If to ALIANZA:	2001 Bryan Street, Suite 3050 Dallas, Texas 75201 Attn: Facsimile:
17. Miscellaneous.
17.1. Entire Agreement; Amendment. This Agreement, the Design Document all Exhibits hereto, and the terms of the note and other agreements entered into by and between the Parties contemporaneous with this Agreement, constitute the entire Agreement between Developer and BRC/ALIANZA with respect to the subject matter set forth in this Agreement and shall supersede any and all prior agreements, understandings, conduct, promises and representations made concerning the subject matter set forth in this Agreement. This Agreement, the Design Document and/or any Exhibit may only be amended in writing and must be signed by an authorized representative of each Party.
17.2. Headings. The headings of the articles, paragraphs, clauses and/or sections used in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.
17.3. Plurals. In this Agreement plurals shall be considered singular and vice versa as the context may require.

17.4. Waiver. The failure of either Party to insist upon the performance of any provision of this Agreement or to exercise any right hereunder shall not constitute a waiver of the provision. No waiver of any right or obligation under this Agreement shall be effective unless in writing and signed by the Party intended to be bound.
17.5. Assignment. BRC/ALIANZA shall not assign its rights or obligations under this Agreement, in whole or in part, without Developer’s prior written consent, which consent shall not be unreasonably withheld. Developer may assign its rights and obligations under this Agreement; provided that if Developer desires to assign its rights to a direct competitor of BRC/ALIANZA, Developer shall obtain BRC/ALIANZA’s written consent prior to such assignment, which consent not to be unreasonably withheld by BRC/ALIANZA. . Any assignment without Developer’s prior written consent shall be void.
17.6. Injunctive Relief. Each Party understands that, notwithstanding any other provision of this Agreement, any breach of either Party’s obligations under Sections 3.1, 7, 9.2, 10, 11 and 12 will cause the other Party irreparable harm for which recovery of monetary damages would be an inadequate remedy, and that the non-breaching Party shall be entitled to obtain timely injunctive relief, including a temporary, preliminary or permanent injunction, to protect its rights under Sections 3.1, 7, 9.2, 10, 11 and 12 of this Agreement. The remedy set forth in this Section 17.6 shall be in addition to and not exclusive of any and all other remedies available under this Agreement.
17.7. Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted under the laws of the State of Arizona without regard to conflict of laws principles. All disputes under this Agreement shall be resolved by litigation in the state or federal courts located in Maricopa County, Arizona. Each Party hereby consents to the jurisdiction of and venue in such courts, agree to accept service of process by mail, and hereby waive any objections or defenses to jurisdiction or venue in such courts.
17.8. Independent Contractor. Neither Party is, and will not hold itself out as the representative, agent, servant or employee of the other Party for any purpose. This Agreement creates no relationship of joint venture, partnership, limited partnership or agency between the Parties, and the Parties hereby acknowledge that no other facts or relations exist that would create any such relationship between them.
17.9. Survival. In the event of the termination or expiration of this Agreement, Sections 2, 6.5, 7, 9.2 10 11, 12, 13, 14, 15, 16 and 17 shall survive and shall continue to bind the Parties.
17.10. Attorneys’ Fees. If a proceeding or lawsuit is brought by either Party in connection with this Agreement, the prevailing Party in such proceeding is entitled to receive, in addition to any other relief granted, its costs, expert witness fees and reasonable attorneys’ fees, including costs and fees on appeal.

17.11. Force Majeure. Neither Party shall be liable to the other Party for a failure to comply with the terms hereof if such failure arises out of acts of God, strikes, lockouts, acts of public enemy, acts of terrorism, wars, blockades, insurrections, riots, epidemics, landslides, lightings, earthquakes, fires, storms, floods, civil disturbances, explosions or power failures beyond the control and without the fault or negligence of such Party, provided that such Party promptly gives the other Party written notice thereof and uses commercially reasonable efforts to perform. The suspension of a Party’s obligations pursuant to this section shall not relieve such Party from performing any other obligations not affected by such cause or extend the term of this Agreement.
17.12. Successors and Assigns. This Agreement shall inure to the benefit of and will be binding on and enforceable by the Parties and their respective successors and permitted assigns.
17.13. Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which taken together shall constitute a single, binding agreement between all signatories. Any signature required by this Agreement may be made via facsimile and shall be deemed an original signature, binding upon such Party for all purposes.
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the Effective Date.

“DEVELOPER”		“BRC/ALIANZA”
Quepasa Corporation, a Nevada corporation		BRC Group, LLC, a California limited liability company

By:	/s/ Michael D. Matte	By:	/s/ Richard Copeland

Printed Name:	Michael D. Matte	Printed Name:	Richard Copeland

Its:	Chief Financial Officer	Its:	Manager

Alianza De Futbol, L.L.C., a Texas limited liability company

		By:	/s/ Richard Copeland

		Printed Name:	Richard Copeland

		Its:	Manager

EXHIBIT “A”
(Services)
A.	Deliverables.

SERVICES TO BE COMPLETED:	DUE DATE:
1. Developer to commence work on Design Document	1. February 1, 2008
2. BRC/ALIANZA to redirect the Domain Names to Developer’s website at www.quepasa.com	2. June 1, 2008
3. Design Document completed and delivered by Developer to BRC/ALIANZA	3. Feb 22nd, 2008
4. BRC/ALIANZA written approval or rejection of Design Document	4. Feb 27, 2008
5. Delivery of Modified Design Document to BRC/ALIANZA for approval	5. Feb 28, 2008
6. BRC/ALIANZA written approval of final Design Document	6. March 5, 2008
7. Webpage delivery date	7. May 14, 2008
8. BRC/ALIANZA written approval or request for modification of Webpage	8. May 19, 2008
9. Delivery of final version of Webpage	9. May 26, 2008
10. Webpage Launch Date	10. May 28, 2008
B.	The designated environment for the Webpage shall consist of the following:
(a)	Platform: LAMP

(b)	Operating System: Linux

(c)	Browser Brand and Version: Microsoft Internet Explorer version 6.0 and later.

(d)	Screen Resolution: 1024 X 768

(e)	Frames: N/A

(f)	Java Script/Applets: N/A

(g)	Plug-ins: N/A

(h)	Internet Service Provider: N/A

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C.	The designated Webpage project representative for each Party is as follows:

Developer:	BRC/ALIANZA:

Name:	Name:
Contact Information:	Contact Information:

Initials:	Initials:
Developer	BRC/ALIANZA

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EXHIBIT “B”
(Additional Media Services)
The following sets forth additional media services that Developer may provide to BRC/ALIANZA and the amount of Developer’s service fees for each additional media service package:
I.	Title: $150,000
•	Logo above the fold on every page in the Alianza Community

•	Customized QuePasa Profile

•	Profile will run as a featured profile on QuePasa’s front page for one week during the first local tournament

•	On-Line Contest

•	4 Branded E-Newsletters (1 per quarter)

•	10 Branded results Bulletins (1 after each tourney)

•	Run of Community Banner Ad Campaign
II.	Presenting: $100,000
•	Logo above the fold on every page in the Alianza Community

•	Customized QuePasa Profile

•	On-Line Contest

•	2 Branded E-Newsletters

•	10 Branded results Bulletins (1 after each tourney)

•	Run of Community Banner Ad Campaign
III.	Official: $50,000
•	Logo above the fold on every page in the Alianza Community

•	Customized QuePasa Profile

•	2 Branded E-Newsletters (1 per quarter)

•	Logo on the results Bulletins (1 after each tourney)

•	Run of Community Banner Ads

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EXHIBIT “C”
(Tournament Sponsorship)

A. DESIGNATION	Developer shall be designated and identified as an official sponsor of the Copa Alianza tournaments in all promotional applications. Developer shall be the only Hispanic online social network associated with the Copa Alianza tournament. The Parties acknowledge that Fox Sports en Espanol will have certain rights with respect to the Alianza tournament that can be promoted and exploited through their online site, which is hosted by and promoted on MSN.

B. ADVERTISING & PROMOTION	Each Weekend III shall be advertised and promoted with the following minimum elements, which shall include Developer identification.

Radio advertising: Sixty (60) sixty-second (:60) spots.

Print advertising: Six (6) quarter-page ads in daily and/or weekly newspapers.

Promotional Collateral: 15,000 club cards and 100 posters.

Online: Developer shall receive logo identification and banner ads on www.alianzadefutbol.com.

C. SIGNAGE	Developer shall have the right to display the following signage at Alianza Tournament venues. Alianza shall be responsible for setting up all banners at each venue. Developer shall be responsible for the costs of shipping its banners, tents or other display materials to and from each venue.

	1.	Alianza Tournament fields (Weekends I & II)

		a.	Right to display (4) Developer branded field banners on each tournament field. Banners to be provided by Developer.

		b.	Right to display eight (8) fence or perimeter banners.

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	2.	Weekend III games (Copa Alianza Championship; Local All-Star Game; Youth All-Star Game).

		a.	Four (4) Developer branded field boards at each game. Field boards to be provided by Alianza.

		b.	Eight (8) fence or perimeter banners, venue permitting. Banners to be provided by Developer.

D. DISPLAY AREAS	Developer shall receive a 10’x 10’ area for product display, inflatable display and/or other Developer promotion at each Alianza Tournament venue. All tents and other materials and equipment shall be provided by Developer.

E. DATABASE	Developer shall have access to any and all databases owned and maintained by Alianza once annually throughout the term of the Agreement. Alianza shall provide its database(s) to a mutually agreed upon bonded mail house through which Developer may coordinate its mailing. All costs and expenses of any mailings to Alianza database shall be borne solely by Developer.

F. RESEARCH	Developer shall have the opportunity to include up to four (4) questions in any consumer research questionnaire that Alianza may conduct, in its sole discretion.

G. PA ANNOUNCEMENTS	Developer shall receive a minimum of eight (8) PA announcements each Alianza tournament day.

H. TICKETS & HOSPITALITY	Developer shall receive two hundred (200) complimentary tickets to each ticketed game or event. Developer shall also receive invitations for up to four (4) people at any hospitality area or function hosted by Alianza.

Initials:	Initials:
Developer	BRC/ALIANZA

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